CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 002-30447 on Form N-1A of our report dated May 22, 2009, relating to the financial statements and financial highlights of Nicholas Fund, Inc. appearing in the Annual Report on Form N-CSR of Nicholas Fund, Inc. for the year ended March 31, 2009, and to the references to us under the headings “Disclosure of Portfolio Holdings,” “Shareholder Reports,” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus, which is also part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, WI July 28, 2009